EXHIBIT 99.1

Community Shores Reports 2011 First Quarter Results

MUSKEGON, Mich., May 4, 2011 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation ("Community Shores") (OTCBB:CSHB), Muskegon's only locally headquartered independent community banking organization, today reported a first quarter net loss of $734,000, or ($0.50) per diluted share, compared with a net loss of $440,000, or ($0.30) per diluted share for the first quarter of 2010. Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "As expected, we continue to experience losses as we work through the final phase of problem credits. While we do not expect a return to profitability in 2011, we are content with this quarter's outcome when compared to the magnitude of the losses recorded in the last several linked quarters. We anticipate this fiscal year's performance will reflect stabilization and eventually there will be a consistent methodical return to health from an asset quality standpoint as internal and external indicators continue to show improvement."

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $2.39 million for the first quarter of 2011, an improvement of 8.8 percent from the $2.20 million recorded for the year-ago period. Net interest income was $1.87 million, up 9.3 percent from first quarter 2010. The net interest margin was 3.34 percent for the current quarter, an increase of 18 basis points, or 5.7 percent, from the year-ago period due to improved pricing with respect to both loans and deposits as they were renewed or matured. "We expect continued improvement in the net interest margin throughout 2011," Ms. Brolick added, "primarily from the maturity of higher-priced time deposits. For the remainder of 2011 approximately $30 million of brokered time deposits will mature --mostly in the second half of the year--with an average interest rate of approximately 3.77 percent. The beneficial impact of these maturities is typically realized in the quarter following the maturity." Average earning assets grew by $5.2 million compared to the year-ago quarter, and the yield on the loan portfolio increased when comparing the same timeframes.

Noninterest income for the first quarter of 2011 was $520,000, up $35,000, or 7.2 percent, from the $485,000 recorded for first quarter 2010. "Community Shores was successful in selling several SBA loans which resulted in a $124,000 gain. While generating noninterest income for the Bank, Small Business Administration loans are advantageous to business borrowers, providing the funds needed for growth and expansion. Community Shores is pleased to partner with local companies in an effort to spur economic recovery and growth in Muskegon and Ottawa Counties." added Ms. Brolick. There were no SBA gains recorded in the comparable quarter of 2010 however there was a gain on the sale of securities of $80,000.

The 2011 first quarter provision for loan losses was $705,000 compared with $2.64 million for the linked-quarter and $529,000 recorded in the prior-year first quarter. During the past twelve months, Community Shores' provision expense more than offset net charge-offs, allowing the bank to build its loan reserves. At March 31, 2011, the allowance for loan and lease losses was $5.26 million, or 3.18 percent of total loans, compared to $3.32 million, or 1.83 percent of total loans, at March 31, 2010.

Noninterest expense was $2.42 million for the 2011 first quarter, an increase of $312,000, or 14.8 percent from the year-ago first quarter. Operating expenses continue to be well-managed, excluding increased regulatory costs and expenses associated with the management of foreclosed properties. These expenses were $637,000 for the first quarter of 2011; an increase of $357,000 compared to the similar quarter of 2010. As credit quality continues to stabilize and problem assets are sold or otherwise mitigated, these credit related expenses will decline proportionally.

Balance Sheet

Assets at March 31, 2011 were $242.4 million, up $4.5 million from year-end 2010, due to seasonal fluctuations in the balances of several public fund customers, who increased cash equivalents by $12.1 million since year-end 2010. Total loans (held for sale and for investment) declined by $1.4 million, and by $16.1 million, or 8.9 percent, from the year-ago quarter-end, and were $165.1 million at March 31, 2011. "We continue to evaluate good business opportunities; however, loan demand is generally down. Businesses continue to defer capital investment and consumers have increased savings and are wisely paying down debt. Although we are seeing improvement in local economic indicators, rising fuel costs continue to negatively impact public sentiment about our overall economic health," commented Ms. Brolick.

Asset Quality

At March 31, 2011, nonperforming assets, consisting of nonperforming loans (nonaccrual loans plus loans > 90 days past due and still accruing), foreclosed real estate ("OREO") and repossessed assets, totaled $11.9 million, or 4.9 percent of assets. Nonperforming assets have essentially stabilized since year-end 2010. There was a slight uptick of $289,000 since year-end 2010; however, nonperforming assets declined by $3.9 million since the like quarter a year ago. Net charge-offs were $241,000 for first quarter 2011, or .6 percent (annualized) of average loans; this compares with net charge-offs of $2.4 million , or 5.6 percent of average loans, for the linked quarter and $994,000, or 2.2 percent of average loans, for the year-ago period, both on an annualized basis. Over the past twelve months, the Bank has charged-off a net $4.3 million while adding $6.2 million to its allowance for loan and lease losses, which now stands at $5.26 million. "Clearly, we are addressing our problem loans and believe that our reserve levels are appropriate. We are working aggressively to gain possession and dispose of foreclosed real estate. Unfortunately, as circumstances dictate, the duration of the legal process may be as long as 12 to 24 months before possession occurs and properties can be actively marketed," stated Brolick.

Capital

At March 31, 2011, consolidated shareholders' equity totaled $142,000, a decline of $704,000 from December 31, 2010. As of March 31, 2011, the Bank's Tier I leverage was 4.03 percent of total assets, while Tier I Capital and Total Risk-based Capital were at 5.57 percent and 6.84 percent of total risk-weighted assets, respectively.

Ms. Brolick concluded, "The capital markets and investment environment have been tepid to virtually non-existent in Michigan. The Board of Directors is actively working on various scenarios to improve the Company's capital position." She continued, "Certainly, these past several quarters have been difficult for us but the recent traction in the liquidation of foreclosed assets and perceptible drop in early stage delinquency are tangible signs that asset quality has stabilized; however, this is tempered by continued volatility in real property valuations. Until we see consistency and stabilization in the market value of various types of real estate, I expect recovery will continue to be slow."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $242 million in assets. The Company's stock is listed on the OTC Bulletin Board under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly
	2011	2010	2010	2010	2010
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	1,871	1,794	1,682	1,764	1,711
Provision for loan and lease losses	705	2,640	2,023	833	529
Noninterest income	520	350	369	366	485
Noninterest expense	2,420	2,846	3,949	2,486	2,108
Pre tax income (expense)	(734)	(3,343)	(3,921)	(1,189)	(440)
Net loss	(734)	(3,332)	(3,921)	(1,189)	(440)
Basic loss per share	$ (0.50)	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.30)
Diluted loss per share	$ (0.50)	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.30)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-1.23%	-5.53%	-6.04%	-1.87%	-0.73%
Return on average common equity	-374.97%	-302.36%	-195.41%	-51.71%	-16.26%
Net interest margin	3.34%	3.22%	2.83%	3.04%	3.16%
Efficiency ratio	101.24%	132.79%	192.56%	116.73%	95.96%
Full-time equivalent employees	70	70	72	71	69

CAPITAL
End of period equity to assets	0.06%	0.36%	1.85%	3.21%	3.67%
Tier 1 capital to end of period assets	-0.02%	0.29%	1.62%	3.03%	3.60%
Book value per share	$ 0.10	$ 0.58	$ 3.12	$ 5.71	$ 6.34

ASSET QUALITY
Gross loan charge-offs	283	2,414	638	1,023	1,015
Net loan charge-offs	241	2,392	617	1,012	994
Net loan charge-offs to avg loans (annualized)	0.58%	5.63%	1.40%	2.22%	2.18%
Allowance for loan and lease losses	5,256	4,792	4,544	3,138	3,318
Allowance for losses to total loans	3.18%	2.88%	2.65%	1.74%	1.83%
Past due and nonaccrual loans (90 days)	8,046	8,247	8,721	7,932	8,801
Past due and nonaccrual loans to total loans	4.87%	4.95%	5.08%	4.40%	4.86%
Other real estate and repossessed assets	3,873	3,383	5,676	6,843	6,975
NPA +90 day past due to total assets	4.92%	4.89%	5.81%	5.65%	6.25%

END OF PERIOD BALANCES
Loans	165,130	166,507	171,673	180,146	181,219
Total earning assets	229,387	225,056	230,772	240,019	232,753
Total assets	242,396	237,945	247,737	261,411	253,356
Deposits	223,434	219,263	222,844	229,153	220,513
Shareholders' equity	142	846	4,579	8,387	9,309

AVERAGE BALANCES
Loans	165,999	170,097	175,708	182,003	182,556
Total earning assets	225,471	224,698	239,779	234,185	220,295
Total assets	239,597	241,180	259,462	254,174	240,924
Deposits	221,682	217,491	231,433	221,394	205,582
Shareholders' equity	783	4,408	8,026	9,198	10,824

Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	03/31/11	03/31/10

Interest and dividend income
Loans, including fees	$ 2,565,081	$ 2,805,607
Securities	214,163	211,435
FHLB dividends and other interest income	17,445	7,459
Total interest income	2,796,689	3,024,501
Interest expense
Deposits	811,595	1,107,977
Repurchase agreements and federal funds purchased
and other debt	11,502	20,571
Federal Home Loan Bank advances and notes payable	102,890	184,532
Total interest expense	925,987	1,313,080

Net interest Income	1,870,702	1,711,421
Provision for loan losses	704,505	529,081

Net interest income after provision for loan losses	1,166,197	1,182,340
Noninterest income
Service charges on deposit accounts	176,813	174,533
Gain on sale of loans	157,560	45,906
Gain on sale of securities	194	79,814
Gain (loss) on the sale of foreclosed assets	(799)	(8,689)
Other	185,742	193,271
Total noninterest income	519,510	484,835

Noninterest expense
Salaries and employee benefits	1,025,340	1,032,156
Occupancy	181,361	165,616
Furniture and equipment	132,486	159,128
Advertising	9,345	18,165
Data processing	132,406	122,779
Professional services	94,838	124,650
Foreclosed asset impairment	167,866	24,655
Other	676,284	460,431
Total noninterest expense	2,419,926	2,107,580

Loss before income taxes	(734,219)	(440,405)
Federal income tax expense	0	0
Net loss	$ (734,219)	$ (440,405)

Weighted average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic loss per share	$ (0.50)	$ (0.30)
Diluted loss per share	$ (0.50)	$ (0.30)

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from financial institutions	$ 2,266,480	$ 2,074,301	$ 3,552,229
Interest-bearing deposits in other financial institutions	28,193,508	21,565,572	21,151,387
Total cash and cash equivalents	30,459,988	23,639,873	24,703,616

Securities
Available for sale	35,583,067	36,503,903	29,978,208
Held to maturity	0	0	0
Total securities	35,583,067	36,503,903	29,978,208

Loans held for sale	3,012,189	1,263,263	611,103

Loans	162,117,482	165,243,881	180,608,114
Less: Allowance for loan losses	5,255,868	4,791,907	3,317,566
Net loans	156,861,614	160,451,974	177,290,548

Federal Home Loan Bank stock	479,800	479,800	404,100
Premises and equipment,net	10,740,220	10,874,176	11,216,060
Accrued interest receivable	708,703	781,334	807,720
Foreclosed assets	3,872,996	3,382,594	6,827,813
Other assets	677,399	568,580	1,516,568
Total assets	$ 242,395,976	$ 237,945,497	$ 253,355,736

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 42,093,347	$ 33,326,683	$ 21,777,790
Interest-bearing	181,341,093	185,936,494	198,735,690
Total deposits	223,434,440	219,263,177	220,513,480

Federal funds purchased and repurchase agreements	8,407,631	7,460,795	8,873,575
Federal Home Loan Bank advances	0	0	4,500,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	5,000,000
Accrued expenses and other liabilities	912,151	875,738	659,502
Total liabilities	242,254,222	237,099,710	244,046,557

Shareholders' equity
Preferred stock, no par value: 1,000,000 shares
authorized and none issued	0	0	0
Common stock, no par value: 9,000,000 shares authorized,
1,468,800 issued	13,296,691	13,296,691	13,296,691
Retained deficit	(13,351,241)	(12,617,022)	(4,174,700)
Accumulated other comprehensive income	196,304	166,118	187,188

Total shareholders' equity	141,754	845,787	9,309,179
Total liabilities and shareholders' equity	$ 242,395,976	$ 237,945,497	$ 253,355,736
CONTACT: Community Shores Bank Corporation:
         Heather D. Brolick
         President and CEO
         1-231-780-1845
         hbrolick@communityshores.com

         Tracey A. Welsh
         Senior Vice President and CFO
         1-231-780-1847
         twelsh@communityshores.com